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                                                                 Exhibit No.11.1
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                FIRST EMPIRE STATE CORPORATION AND SUBSIDIARIES
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
                                                                   THREE MONTHS ENDED        SIX MONTHS ENDED
          COMPUTATION OF EARNINGS PER COMMON SHARE                      JUNE 30                  JUNE 30
           AMOUNTS IN THOUSANDS, EXCEPT PER SHARE                   1997          1996       1997       1996
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
Primary           Average common shares outstanding                 6,627         6,832      6,656      6,616
                  Common stock equivalents *                          301           380        358        379
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                    Primary common shares outstanding               6,928         7,212      7,014      6,995
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                  Net income                                      $42,791        38,659     84,050     74,812
                  Less: Cash dividends on preferred stock               0             0          0        900
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                    Net income available to common
                      shareholders                                $42,791        38,659     84,050     73,912
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                  Earnings per common share--primary              $  6.17          5.36      11.98      10.56
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Fully diluted     Average common shares outstanding                 6,627         6,832      6,656      6,616
                  Common stock equivalents *                          323           384        376        384
                  Assumed conversion of 9% convertible
                    preferred stock                                     0             0          0        245
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                      Fully diluted average common shares
                        outstanding                                 6,950         7,216      7,032      7,245
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                  Net income                                      $42,791        38,659     84,050     74,812
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                  Earnings per common share--fully diluted        $  6.15          5.36      11.95      10.32
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

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*   Represents shares of First Empire's common stock issuable upon the assumed exercise of outstanding stock options granted pursuant to the First Empire State Corporation 1983 Stock Option Plan under the "treasury stock" method of accounting.